EXHIBIT  11

                    BAIRNCO CORPORATION AND SUBSIDIARIES

            CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

            FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                   1999          1998          1997
BASIC EARNINGS PER COMMON SHARE:

Net Income                         $ 8,641,000   $ 1,594,000   $ 8,771,000

Average common shares outstanding    7,965,000     8,655,000     9,151,000

Basic Earnings Per Common Share    $      1.08   $      0.18   $      0.96


DILUTED EARNINGS PER COMMON SHARE:

Net Income                         $ 8,641,000   $ 1,594,000   $ 8,771,000

Average common shares outstanding 7,965,000 8,655,000 9,151,000 Common shares issuable in respect to options issued to employees
 with a dilutive effect                 73,000       163,000       199,000
Total common shares assuming full
 dilution                            8,038,000     8,818,000     9,350,000

Diluted Earnings Per Common Share  $      1.08   $      0.18   $      0.94


Basic  earnings per common share were computed by  dividing
net  income  by the weighted average number  of  shares  of
common   stock  outstanding  during  each  year.    Diluted
earnings per common share include the effect of all dilutive stock options.